Exhibit (a)(26)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARTISAN PARTNERS FUNDS, INC.

The following Amended and Restated Articles of Incorporation of Artisan Partners Funds, Inc. duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Amended and Restated Articles of Incorporation and any amendments thereto:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is:

Artisan Partners Funds, Inc.

ARTICLE II

The period of existence shall be perpetual.

ARTICLE III

The purpose for which the Corporation is organized is to act as an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended from time to time (the “Investment Company Act”), and for any other purposes for which corporations may be organized under Chapter 180 of the Wisconsin Statutes, as amended from time to time (the “WBCL”).

ARTICLE IV

A. The Corporation is authorized to issue an indefinite number of shares of common stock, $.01 par value per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares

Artisan Small Cap Fund	Investor Shares	Indefinite
Artisan Small Cap Fund	Institutional Shares	Indefinite
Artisan International Fund	Investor Shares	Indefinite
Artisan International Fund	Institutional Shares	Indefinite
Artisan Mid Cap Fund	Investor Shares	Indefinite
Artisan Mid Cap Fund	Institutional Shares	Indefinite
Artisan Small Cap Value Fund	Investor Shares	Indefinite
Artisan Small Cap Value Fund	Institutional Shares	Indefinite

Exhibit (a)(26)

Class	Series	Authorized Number of Shares

Artisan Mid Cap Value Fund	Investor Shares	Indefinite
Artisan Mid Cap Value Fund	Institutional Shares	Indefinite
Artisan International Small Cap Fund	Investor Shares	Indefinite
Artisan International Value Fund	Investor Shares	Indefinite
Artisan International Value Fund	Institutional Shares	Indefinite
Artisan Value Fund	Investor Shares	Indefinite
Artisan Value Fund	Institutional Shares	Indefinite
Artisan Emerging Markets Fund	Advisor Shares	Indefinite
Artisan Emerging Markets Fund	Institutional Shares	Indefinite
Artisan Global Value Fund	Investor Shares	Indefinite
Artisan Global Value Fund	Institutional Shares	Indefinite
Artisan Global Opportunities Fund	Investor Shares	Indefinite
Artisan Global Opportunities Fund	Institutional Shares	Indefinite
Artisan Global Equity Fund	Investor Shares	Indefinite
Artisan Global Small Cap Fund	Investor Shares	Indefinite

The remaining shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.

B. The Board of Directors is authorized to classify or to reclassify (i.e., into classes and series of classes), from time to time, any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the stock to the fullest extent permissible under the WBCL.

C. Unless otherwise provided by the Board of Directors prior to the issuance of the stock, the shares of any and all classes and series of stock shall be subject to the following:

(1) The Board of Directors may redesignate a class or series of stock whether or not shares of such class or series are issued and outstanding; provided that such redesignation does not affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such class or series of stock.

(2) The assets and liabilities and the income and expenses for each class shall be attributable to that class. The assets and liabilities and the income and expenses of each series within a class of the Corporation’s stock shall be determined separately and, accordingly, the net asset value of shares of the Corporation’s stock may vary from series to series within a class. The income or gain and the expenses or liabilities of the Corporation shall be allocated to each class or series of stock as determined by or under the direction of the Board of Directors.

Exhibit (a)(26)

(3) Shares of each class or series of stock shall be entitled to such dividends or distributions, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class or series. Dividends or distributions shall be paid on shares of a class or series of stock only out of the assets belonging to that class or series.

(4) Any shares of stock of the Corporation redeemed by the Corporation shall be deemed to be cancelled and restored to the status of authorized but unissued shares of the particular class or series.

(5)(a) In the event of the liquidation or dissolution of the Corporation, the stockholders of a class or series of the Corporation’s stock shall be entitled to receive, as a class or series, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to that class or series less the liabilities allocated to that class or series. The assets so distributable to the stockholders of a class or series shall be distributed among such stockholders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class or series of stock, such assets shall be allocated to all classes or series in proportion to the net asset value of the respective class or series.

(b) The Board of Directors may, to the fullest extent permissible by applicable law and without shareholder approval, liquidate or dissolve any class or series of the Corporation’s shares. In the event of any such liquidation or dissolution, the holders of any affected class or series shall be entitled to receive a distribution of the assets attributable to such class or series less the liabilities allocated to such class or series. The assets so distributable to the holders of a class or series shall be distributed among such holders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation.

(6) All holders of shares of stock shall vote as a single series or class except with respect to any matter which affects only one or more series or class of stock, in which case only the holders of shares of the series or class affected shall be entitled to vote.

(7) For purposes of the Corporation’s Registration Statement filed with the SEC under the Securities Act of 1933 and the Investment Company Act, including all prospectuses and statements of additional information, reference therein to “classes” of the Corporation’s common stock shall mean “series,” as used in these Articles of Incorporation and the WBCL, and reference therein to “series” shall mean “class,” as used in these Articles of Incorporation and the WBCL.

D. The Corporation may issue fractional shares. Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

Exhibit (a)(26)

ARTICLE V

A. The number of directors of the Corporation shall initially be one (1). The number may be changed by the By-Laws of the Corporation or by the Board of Directors pursuant to the By-Laws.

B. The name of the Director who shall act until the initial meeting of shareholders and until his successors are elected and qualified is Andrew A. Ziegler.

ARTICLE VI

A. To the extent the Corporation has funds or property legally available therefor, each shareholder shall have the right at such times as may be permitted by the Corporation, but no less frequently than as required under the Investment Company Act, to require the Corporation to redeem all or any part of its shares owned by the shareholders at a redemption price equal to the net asset value per share next determined after the shares are tendered for redemption, less any applicable redemption charges as determined by the Board of Directors, which payment may be made in funds or in assets of the class or series. The Board of Directors may adopt requirements and procedures for redemption of shares.

Notwithstanding the foregoing, the Corporation may postpone payment or deposit of the redemption price and may suspend the right of the shareholders to require the Corporation to redeem shares of any series or class pursuant to the applicable rules and regulations, or any order, of the SEC.

B. The Corporation shall have the right, exercisable at the discretion of the Board of Directors, to redeem any shareholder’s shares of any class or series for their then current net asset value per share if at such time the shareholder owns shares having an aggregate net asset value of less than an amount described in the relevant prospectus for such class or series set forth in the current Registration Statement of the Corporation filed with the SEC.

C. The Corporation shall have the right, exercisable at the discretion of the Board of Directors, to redeem any shareholder’s shares of any class or series for their then current net asset value per share (1) in connection with the liquidation or dissolution of any class or series as provided hereunder and (2) in other circumstances deemed appropriate by the Board of Directors in its sole discretion from time to time, less any applicable redemption charges as determined by the Board of Directors.

ARTICLE VII

The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the Directors and shareholders:

A. The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote without regard to class or series shall constitute a quorum at any meeting of the shareholders, except with respect to any matter which by law requires the approval of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class or series

Exhibit (a)(26)

entitled to vote on the matter shall constitute a quorum.

B. In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, by law or otherwise, the Board of Directors of the Corporation (1) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, (2) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation and (3) is empowered to authorize, without shareholder approval, the issuance and sale from time to time of shares of stock of the Corporation whether now or hereafter authorized.

C. The Board of Directors may, to the fullest extent permissible by applicable law and without shareholder approval:

(1) enter into a plan of liquidation in order to liquidate or dissolve any class or series of the Corporation’s shares.

(2) sell and convert into money all of the assets of any class or series of the Corporation’s shares and, after making provisions for the payment of all obligations, taxes and other liabilities belonging to such class or series, the Corporation may, at its option (i) redeem all outstanding shares of such class or series at their then current net asset value per share, less any applicable redemption charges as determined by the Board of Directors; or (ii) combine the assets belonging to such class or series following such sale and conversion with the assets belonging to any or more other classes or series of the Corporation.

(3) combine the assets belonging to any class or series of the Corporation’s shares with the assets belonging to any one or more other classes or series of the Corporation if the Board of Directors reasonably determines that such combination will not have a material adverse effect on the shareholders of any class or series participating in such combination. The shares of any class or series participating in the combination may, if so determined by the Board of Directors, be converted into shares of any other class or series of the Corporation, or may be redeemed in cash or in kind, at the option of the Corporation, at their then current net asset value per share, less any applicable redemption charges as determined by the Board of Directors. Any redemption price may be paid in shares of any other class or series of the Corporation participating in such combination.

D. The Corporation reserves the right from time to make any amendment to its Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding shares of any class or series.

Exhibit (a)(26)

E. The Board of Directors is expressly authorized to declare and pay dividends and distributions in cash, securities or other property from any funds legally available therefor, at such intervals or on such other periodic basis as it shall determine, for any class or series of the Corporation; to declare such dividends or distributions for any class or series of the Corporation by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions for any class or series of the Corporation on any basis, including dates occurring less frequently than the effectiveness of declarations thereof; and to provide for the payment of declared dividends on a date earlier or later than the specified payment date in the case of shareholders of such class or series redeeming their entire ownership of shares.

F. Any determination made in good faith by or pursuant to the direction of the Board of Directors as to the amount of the assets, debts, obligations or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment or other asset owned or held by the Corporation, as to the number of shares of any class or series of stock outstanding, as to the income of the Corporation or as to any other matter relating to the determination of net asset value, the declaration of dividends or the issue, sale, redemption or other acquisition of shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as foresaid.

ARTICLE VIII

A. To the fullest extent that limitations on the liability of directors and officers are permitted by the WBCL, no director or officer of the Corporation shall have any liability to the Corporation or its shareholders for damages; provided however, that nothing herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

B. The Corporation shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent that indemnification of directors and officers is permitted by the WBCL, and the Board of Directors may by bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the WBCL; provided however, that nothing herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Exhibit (a)(26)

C. No amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

ARTICLE IX

The address of the registered office is 8040 Excelsior Drive, Suite 400, Madison, WI 53717. The resident agent at such address is CSC-Lawyers Incorporating Service.

These Amended and Restated Articles of Incorporation (the “Restated Articles”) were adopted by the Board of Directors of the Corporation on August 14, 2012 and submitted to and approved by the shareholders of the Corporation on November 13, 2012 in accordance with Sections 180.1003, 180.1004 and 180.1007 of the Wisconsin Business Corporation Law (the “WBCL”). The Restated Articles were further amended in accordance with Section 180.1002 of the WBCL to create the Investor Shares series of Artisan Global Small Cap Fund. This amendment was adopted by the Board of Directors of the Corporation on January 11, 2013 without shareholder approval in accordance with Sections 180.1002(8) and 180.0602(1)(a) and (b) of the WBCL. Prior to this amendment, none of the Investor Shares of Artisan Global Small Cap Fund have been issued.

Executed this 11th day of January, 2013.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Sarah A. Johnson
Sarah A. Johnson, Secretary

This instrument was drafted by:

Ellen Drought
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202